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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  SCHEDULE TO

         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

                                GETTHERE, INC.
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                      (Name of Subject Company (issuer)

                     SABRE HOLDINGS CORPORATION (OFFEROR)
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(Names of Filing Persons (identifying status as offeror, issuer or other person)

                       COMMON STOCK, $0.0001 PAR VALUE
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                        (Title of Class of Securities)

                                   374266104
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                     (CUSIP Number of Class of Securities)

JAMES F. BRASHEAR, MD 4204, 4255 AMON CARTER BOULEVARD, FORT WORTH TX 76155 USA
                                 (817) 967-1273
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           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                          Calculation of Filing Fee
     ------------------------------------------------------------------------
        Transaction valuation*                     Amount of filing fee

     ------------------------------------------------------------------------
                *Set forth the amount on which the filing fee is
                   calculated and state how it was determined.


/ / Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                             Amount Previously Paid:___________________
                             Form or Registration No.:_________________
                             Filing Party:_____________________________
                             Date Filed:_______________________________

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

/ /  third-party tender offer subject to RULE 14d-1.

/ /  issuer tender offer subject to RULE 13e-4.

/ /  going-private transaction subject to RULE 13e-3.

/ /  amendment to Schedule 13D under RULE 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /